EXHIBIT 99.1

Air Methods Corporation Reports
Declaration of Special Cash Dividend

Denver, CO., December 10, 2012 – Air Methods Corporation (NASDAQ: AIRM), the global leader in air medical transportation, announced today that its board of directors has declared a special cash dividend of $7.00 per share (on a pre-split basis) on the Company’s common stock, payable on December 28, 2012 to stockholders of record at the close of business on December 20, 2012.  The Company intends to fund the special cash dividend with available cash and additional borrowings under its senior credit facility.  The Company anticipates amending its senior credit facility by adding a new term loan facility of up to $100 million prior to payment of the cash dividend.

Aaron Todd, the Company’s chief executive officer stated, “Given our strong free-cash flows, access to low interest rate financing, and uncertainty in the tax code for 2013 and beyond, the Company believes this shareholder friendly action is appropriate.  Following this distribution, the Company will continue to enjoy strong financial flexibility, through operating cash flows and additional leverage capacity, for continued funding of potential acquisitions, buy-outs of leased aircraft, and future stock repurchases or cash dividends when deemed prudent by the board of directors.  We remain very bullish on continued growth in our existing business.”

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services for hospitals and one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods’ fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements regarding a possible amendment to the company’s senior secured credit facility, the funding of the special cash dividend, anticipated cash flows and borrowing capacity and potential financing and strategic transactions, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the ability to obtain an amendment to our credit facility on acceptable terms; changes in the funding of the special cash dividend; changes in debt market conditions; changes to general, domestic and foreign economic conditions; the size, structure and growth of the Company’s air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the anticipated impact from the Company’s internal reorganization; extreme weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company’s filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:  Trent J. Carman, Chief Financial Officer, (303) 792-7591. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.